Exhibit 4.8

Translation from French for information only

[From (letterhead): ]

EURO DISNEY S.A.S.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

EURO DISNEY S.C.A.

Immeubles Administratifs

Route Nationale 34

77700 Chessy

1 December 2004

BNP Paribas
E.C.E.P.
Project Finance
37, place du Marché Saint Honoré
75001 Paris

CALYON
81-83 rue de Richelieu
75001 Paris

Caisse des Dépôts et Consignations
72 rue Pierre Mendès-France
75914 Paris Cedex 13

Dear Sirs,

We enclose a copy of a letter sent by Euro Disney S.A.S. to Euro Disney S.C.A.(schedule A) and of the agreement (the “Agreement”) dated 1 December 2004 between Euro Disney SAS and Euro Disney Associés S.C.A. (schedule B).  Terms defined in the Agreement have the same meanings for the purposes of this letter.

We hereby confirm that, so long as any amount remains unpaid in respect of the CDC Loan Agreements, the CDC Second Park Agreements, the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, the Phase IA Partners Advances Agreement, you will be entitled, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the IA Partners in respect of the Phase IA Partners Advances Agreement, to take all measures with a view to enforcing the provisions of the Letter and the Agreement.

This letter is provided to you, in the case of CDC, in respect of the CDC Loan Agreements and the CDC Second Park Agreements, in the case of BNP Paribas, as Agent for the Phase IA Banks in respect of the Phase IA Credit Facility Agreement, and in the case of CALYON, as Agent for the Phase IB Banks and Phase IB Lenders in respect of the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement and as Agent for the IA Partners in respect of the Phase IA Partners Advances Agreement, for your exclusive benefit and that of the institutions whose Agents are BNP Paribas and CALYON respectively.  No provision of this letter will grant any third party or will create in favour of any third party, other than such institutions, in their capacity as creditors under the Phase IA Credit Facility Agreement, the Phase IB Credit Facility Agreement, the Phase IB Advances Agreement, and the Phase IA Partners Advances Agreement, any right or recourse whatsoever which would not exist in the absence of this letter.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

The provisions of this letter are governed by French law and shall be interpreted in accordance therewith. Any dispute relating thereto will be submitted to the competent courts within the jurisdiction of the Paris Court of Appeal.

Yours truly,

Euro Disney S.A.S.

by

Euro Disney S.A.S.
in its capacity as manager of
Euro Disney Associés S.C.A.

by

Accepted in the name and on behalf of the Phase IA Banks party to the Phase IA Credit Facility Agreement

BNP Paribas
in its capacity as Agent
by

Accepted in the name and on behalf of the Phase IB Banks and Phase IB Lenders party to the Phase IB Credit Facility Agreement and Phase IB Advances Agreement and in the name of the IA Partners party to the Phase IA Partners Advances Agreement

CALYON
in its capacity as Agent
by

Accepted

Caisse des Dépôts et Consignations
by

Schedule A

Form of letter on the protection mechanism
Management Fees

[on Euro Disney S.A.S. headed note paper]

Euro Disney S.C.A.
Immeubles Administratifs
Route Nationale 34
77700 Chessy

1 December 2004

Dear Sirs,

Re: Management Fees

We refer to:

(i)            article IV of your statuts which provides for certain payments in our favour by way of remuneration for our management;

(ii)           the Common Agreement dated 10 August 1994 as amended and restated in accordance with the Common Agreement Amendment and Restatement dated 1 December 2004.

Terms defined in the statuts, in the Common Agreement and in the Common Agreement Amendment and Restatement have the same meanings for the purposes of this letter.

Notwithstanding the provisions of any other document:

(A)          we agree to receive Management Fees on an annual rather than on a quarterly basis in respect of each of your Financial Years 2005 to 2014 inclusive, such remuneration being due and payable subject to (B) and (C) below, not later than five Business Days following the date on which the Agents receive the Performance Indicator Report, verified and confirmed, or, as the case may be, validated by the Expert, in accordance with the Common Agreement and the Covenants;

(B)          we accept the deferral of the Management Fees due in respect of each of your Financial Years 2005 to 2009 inclusive, up to a total amount of €25 million, excluding taxes, in respect of each Financial Year, the amount so deferred constituting Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour an acknowledgement of debt evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement;

(C)           we accept, without prejudice to the foregoing in respect of Financial Years 2007, 2008 and 2009, the deferral of Management Fees due in respect of each of your Financial Years 2007 to 2014 inclusive, if the Performance Indicator, or, as the case may be, the pro forma Performance Indicator for the relevant Financial Year (the “Financial Year PI”) is lower than the reference n°1 Performance Indicator for such Financial Year described in the schedule in an amount equal to the difference between reference Performance Indicator n° 1 and the Financial Year Performance Indicator, up to an amount of €25 million, excluding taxes, per Financial Year; the amount so deferred shall constitute Subordinated Long Term Debt bearing interest at an annual rate of 12 months EURIBOR capitalised annually in accordance with article 1154 of the Civil Code until 1 January 2017; with effect from that date interest calculated at the above rate will become due and payable annually in arrear. Upon each deferral you will issue in our favour an acknowledgement of debt evidencing such Subordinated Long Term Debt including in substance the terms of the Promissory Note annexed to the Standby Revolving Credit Supplemental Agreement.

The provisions of this letter will be for the exclusive benefit of Euro Disney Associés S.C.A. upon realisation of the Contribution in accordance with the Contribution Agreement.

This letter will cease to have any effect in the event of the provisions of article 3.2 (Royalties and Management Fees) of the Memorandum of Agreement being terminated in accordance with the provisions of article 7.7 (Termination) of the Memorandum of Agreement.

This letter is signed in the French language. In case of discrepancy between the French text and any other version which may exist in any other language, the French text shall prevail.

The provisions of this letter are governed by French law.  Any dispute relating thereto will be referred to the Paris Commercial Court.

Yours truly,

Euro Disney S.A.S.

Annex to the Letter

Reference Performance Indicator n° 1

Reference Sequence in million euros

Financial Year	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017 and beyond
Reference IP n° 1			282.5	305.4	313.1	317.2	340.6	352.7	365.8	380.6

Schedule B

AGREEMENT

BETWEEN :

EURO DISNEY S.A.S. (the « Management Company »)

of the one part

and

EURO DISNEY ASSOCIES S.C.A. (the « Operating Company»)

of the other part

WHEREAS:

The Management Company has been appointed manager of the Operating Company pursuant to the latter’s statuts.

The Operating Company is one of the Borrowers under a multi currency credit facility agreement, which operates by way of withdrawals or the issuance of letters of credit dated September 5, 1989 between (1) Euro Disneyland S.N.C. and the Operating Company (as Borrowers), (2) the Banks whose names are contained in schedule 1 thereto and (3) BNP Paribas (as Agent), as amended and restated on the Restatement Date (the « Credit Agreement »)

IT IS HEREBY AGREED AS FOLLOWS :

1.             DEFINITIONS

Expressions defined in the Credit Agreement, the Common Agreement or the Covenants have the same meanings for the purposes of this Agreement.

“Debt Service” means, in respect of any Period, all amounts which are due and payable by any member of the Group during such Period pursuant to the Credit Agreements, the CDC Agreement, the Phase IB Credit Facility Agreement, and the Phase IB Advances Agreement as well as any taxes which are due and payable by them during such Period.

“Period” means a quarter, a year or any other period by reference to which turnover is taken into account in the calculation of Base Fee or Incentive Fee and following the expiration of which such Base Fee or Incentive Fee falls due.

“Statuts” means the Operating Company’s Statuts.

2.             DECLARATION - UNDERTAKINGS

The Management Company undertakes to comply with the payment terms of the Base Fee as provided in its letter to the Operating Company dated 1 December 2004 a copy of which is attached to this Agreement and hereby agrees to the payment deferral of the Management Fees resulting therefrom.  The Operating Company and the Management Company declare and acknowledge that no management fees have been paid since 1, January, 2003.

3.             DEFERRAL OF BASE FEE AND INCENTIVE FEE

Notwithstanding any contradictory provisions in the Statuts, the Management Company and the Operating Company agree that in the event that at the end of any Period, the Group’s cash was insufficient to pay the Debt Service in full as well as the Base Fee and Incentive Fee for that Period, the Operating Company will defer payment of Incentive Fee, and if such deferral is insufficient, payment of Base Fee which would be necessary to allow payment in full of Debt Service (or if the Group’s cash at the end of such Period is less than Debt Service, that part of the Debt Service which the available cash will cover) and the Operating Company will not be considered to have failed to comply with any obligation to the Management Company by reason of the deferral of the Incentive Fee and Base Fee pursuant to this Clause.  The portion of Incentive Fee and Base Fee so deferred will accumulate and be paid by the Operating Company to the Management Company at the end of the First Period at the end of which the Group’s cash is sufficient for this purpose to the extent of available cash after payment in full of all Debt Service in respect of Periods expired after that date.  No interest will accrue on the portion of Incentive fee so deferred.  Interest will only accrue on 33 1/3% of Base Fee so deferred.  Any portion of Incentive Fee and Base Fee deferred and remaining unpaid will only constitute an unsecured debt of the Operating Company.

4.             CLAWBACK

Notwithstanding any contradictory provision in the Statuts, the Management Company and the Operating Company agree that in the event of any amount of interest or principal due on the Phase IA Credit Facility Agreement, the CDC Agreement Relating to the Granting of Ordinary Loans, the Phase IB Credit Facility Agreement or the Phase IB Advances Agreement not being paid on its due date, the Management Company will immediately suspend payment of any amount due in respect of management fees and will pay to the Operating Company an amount equal to one half of any Base Fee paid to it in respect of the preceding Financial Year.  Such amount shall be applied first in settlement of the unpaid amount and will be a debt due and payable as soon as the Group’s cash is sufficient for such purpose, to the extent of cash available after payment in full of all Debt Service falling due up to such date.  Interest will only accrue on 33 1/3% of such debt.

5.             GENERAL PROVISIONS

(A)          In the event of the Completion of Share Capital Increase or the Contribution not taking place by 31 March, 2005 and if, at the end of the consultation period provided for in paragraph (a) of clause 7.7 (Termination) of the Memorandum of Agreement, certain provisions of the Memorandum of Agreement were terminated in accordance with paragraph (b) of such clause 7.7 (Termination), the Agreement will automatically cease to have effect.  The termination of this Agreement will take effect on the date on which the termination of the Memorandum of Agreement takes effect.

(B)          This Agreement will prevail over the agreement dated 10 August 1994 between the parties to this Agreement until 31 March 2005.  With effect from such date, unless this Agreement is terminated as provided in paragraph (A) above, the agreement of 10 August 1994 will cease to have effect.

(C)          Headings: The headings to clauses of this Agreement are not to be taken into account in interpreting its provisions.

(D)          Rights and limited recourse: Except as otherwise provided in any letter or instrument signed by the Management Company and the Operating Company and expressly referring to this Agreement, no provision of this Agreement will grant to any third party or create in favour of any third party any right or recourse whatsoever which would not have existed in the absence of this Agreement.

(E)           Governing law: This agreement is governed by French law and shall be interpreted in accordance therewith.

(F)           Jurisdiction: Any dispute which may arise in respect of this Agreement will be submitted to the exclusive jurisdiction of the Paris commercial court.

Made in Paris, on [•] 2004

EURO DISNEY S.A.S.

EURO DISNEY S.A.S.
in its capacity as manager of EURO DISNEY ASSOCIES S.C.A.
by